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Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
John S. Kirk
President
CE Software, Inc.
john.kirk@cesoft.com
(515) 221-1801


CE Software, Inc. Shareholders Approve Software Purchase

West Des Moines, Iowa, April 2, 2001 -- CE SOFTWARE, INC. (OTCBB Symbol: CESW) today announced shareholder approval to purchase certain software programs from PrairieSoft, Inc. The shareholders approved the purchase at the annual shareholder meeting, which was held on March 23, 2001.

The programs purchased include QuickConference, InOutTracker and QuickProject. The purchase price of approximately $131,000 consists of 300,000 unregistered shares of common stock and cash in the amount of $100,000 less debt forgiveness in the approximate amount or $52,000. After the purchase, PrairieSoft will own approximately 20.6% of the outstanding shares of CESW common stock. Mr. Kirk, president of CE Software, indirectly owns approximately 15.5% of PrairieSoft.

"This acquisition provides us with the foundation of a new product development plan," said John S. Kirk, president of CE Software, Inc. "We intend to release these products over the remainder of this calendar year, followed by several additional products directed to the same customer base."

PrairieSoft, Inc. is a software developer located in West Des Moines, Iowa that had a similar product development plan but lacked the resources of CE Software, Inc. Kirk continued, "We believe CE's development team and established distribution network will result in significant revenues from these new products."

Since 1981, CE Software, Inc. has developed automation utilities and e-mail software that save time and effort for millions of Microsoft Windows 95/98, Windows NT/2000 and Macintosh users. For more information: (515) 221-1801 or www.cesoft.com

This release contains forward-looking information that is subject to certain risks, trends and uncertainties and actual developments may differ materially from those projected. For a discussion of important factors that could affect the Company's results, the reader is encouraged to refer to the Company's Form 10-SB, annual report on Form 10-KSB and quarterly Form 10-QSB.

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(c) Copyright 2001 CE Software, Inc.  All rights reserved.  QuickConference,
InOutTracker, QuickProject, QuickMail, QuicKeys, CE Software, CE and the
CE Software logo are trademarks of CE Software, Inc. All other brand or product names are trademarks of their respective owners.